UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 11, 2025

TEAM, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.30 par value	TISI	New York Stock Exchange

Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 11, 2025, Team, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) between the Company and InspectionTech Holdings LP (the “Stellex Holder”), an affiliate of Stellex Capital Management LLC (collectively with the Stellex Holder and its affiliates, “Stellex”). Pursuant to the Purchase Agreement, the Company issued to the Stellex Holder an aggregate of (A) 75,000 shares of preferred stock, $100.00 par value per share, of the Company designated as Series B Preferred Stock (“Series B Preferred,” and such shares, the “Initial Preferred Shares”), (B) warrants to purchase 982,371 shares of common stock, $0.30 par value per share, of the Company (“Common Stock”) at an initial exercise price of $23.00 per share, subject to adjustments (“Tranche A Warrants,” and such Tranche A Warrants, the “Initial Tranche A Warrants”), and (C) warrants to purchase 470,889 shares of Common Stock at an initial exercise price of $50.00 per share, subject to adjustments (“Tranche B Warrants,” and such Tranche B Warrants, the “Initial Tranche B Warrants” and, together with the Initial Tranche A Warrants, the “Initial Warrants”), for total consideration of $75.0 million. The closing of the payment and the issuance of the Initial Preferred Shares and the Initial Warrants (the “Initial Equity Issuance”) occurred simultaneously with the signing of the Purchase Agreement.

The proceeds of the Initial Equity Issuance were used to (x) repay $25.0 million of the loans outstanding under the Company’s ABL Credit Agreement (as defined below), (y) pay transaction expenses related to the transactions contemplated by the Purchase Agreement, and (z) the remainder to repay a portion of the loans (together with accrued interest) outstanding under the Second Lien Term Loan Agreement (as defined below), representing approximately $42.9 million.

Pursuant to the Purchase Agreement, from time to time prior to September 11, 2027, the Company has the option to draw upon (a “Delayed Draw”) up to $30.0 million as a delayed draw, with 30,000 shares of Series B Preferred issuable to the Stellex Holder (such shares, the “Delayed Draw Preferred Shares”), in minimum draw amounts of $5.0 million, subject to satisfying certain conditions, including pro forma compliance with a First Lien Net Leverage Ratio (as defined in the First Lien Term Loan Credit Agreement (as defined below)) of 6.50 to 1.00. The Stellex Holder is not required to consummate a Delayed Draw more than once per calendar quarter.

Upon each issuance of 5,000 Delayed Draw Preferred Shares, the Company will issue to the Stellex Holder an additional 65,491 Tranche A Warrants (the “Additional Tranche A Warrants”) and an additional 31,393 Tranche B Warrants (the “Additional Tranche B Warrants” and, together with the Additional Tranche A Warrants, the “Additional Warrants,” and the Additional Warrants together with the Initial Warrants, the “Warrants”) on substantially similar terms, except that upon each issuance of Delayed Draw Preferred Shares on or after December 10, 2025, any Additional Tranche A Warrants issued shall have an initial exercise price the lesser of (x) $30.00 and (y) 110% of the 30-day volume weighted average price of the Common Stock, subject to adjustments. Any Additional Tranche B Warrants issued shall have an initial exercise price of $50.00 per share, subject to adjustments.

Pursuant to the Certificate of Designation (as defined below), undrawn amounts of Delayed Draw Preferred Shares will be subject to an undrawn commitment fee of 1.0% per annum (“Undrawn Fee”), payable quarterly (and on the date of each draw (in respect of accrued amounts related to the amount so drawn)), by adding such amounts to the Stated Value (as defined below) of the Series B Preferred.

Pursuant to the Purchase Agreement, the Company is required to apply the net proceeds of each Delayed Draw (i) to finance permitted acquisitions and certain growth initiatives (including the costs of expansion into new markets), (ii) to repay loans outstanding under the Company’s First Lien Term Loan Credit Agreement, and (iii) for up to 20% of such net proceeds, to finance the Company’s transformation plan mutually agreed between the Company and Stellex.

The Warrants will be exercisable for 10 years from the date of issuance, as applicable, and contain customary anti-dilution protections and net-exercise provisions. Pursuant to the Shareholders Agreement (as defined below), for so long as the Stellex Holder or its affiliates holds any Warrants, the Company shall not, among other things, purchase or redeem or pay any cash dividend on any capital stock of the Company other than on a pro rata basis to all holders of Common Stock (including in respect of the Warrants in the case of repurchases) or pursuant to the cashless exercise of options, warrants or other rights to acquire capital stock.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Stellex Holder.

Pursuant to the Warrants, the Stellex Holder will have participation rights with respect to certain issuances of equity securities of the Company pro rata to the Warrant Shares issued or issuable to the Stellex Holder as a percentage of Common Stock on a fully diluted basis.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by the terms of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing descriptions of the Initial Warrants are summaries and are qualified in their entirety by the terms of the Initial Warrants, forms of which are filed as Exhibit 4.1 and Exhibit 4.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference. The foregoing descriptions of the Additional Warrants are summaries and are qualified in their entirety by the terms of the Form of Warrant attached as Exhibit B to the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Series B Preferred Stock

Returns on the Series B Preferred will accrue on the Stated Value of the Series B Preferred at a rate per annum of 10.5% but will be paid in cash only when, as and if declared by the Board of Directors of the Company (the “Board”) out of legally available funds. At any time when such returns, compounded quarterly, have not been paid in cash, such returns will be compounded and added to the Stated Value of the Series B Preferred. “Stated Value” means, for each share of Series B Preferred, $1,000 (the “Initial Stated Value”), plus (i) all accrued and unpaid (including compounded) returns as of the most recent quarter end (if any) prior to such date, plus (ii) all accumulated and unpaid Undrawn Fees payable as of the most recent quarter end or issuance date of Delayed Draw Preferred Shares.

The Series B Preferred will be redeemable at the Company’s option, from time to time, at the then-applicable Redemption Price (as defined below) (x) commencing after March 11, 2029, in whole or in part, or (y) after certain change of control transactions or other corporate events, in whole but not in part. The holders of the Series B Preferred may require the Company to redeem the Series B Preferred, in whole but not in part, on or after December 31, 2030, at the then-applicable Redemption Price. In the event that the Company fails to consummate such redemption: (i) the applicable return rate will increase by 1.75% per annum and will increase by an additional 1.75% per annum on each anniversary thereafter subject to a maximum return rate of 15% per annum and (ii) the Company is required to use commercially reasonable efforts to obtain additional capital to consummate such redemption.

In the event that the Company fails to obtain the Shareholder Approval (as defined in the form of Warrant) following the Company’s 2026 Annual Meeting of Shareholders, the applicable return rate will increase by 1% per annum for so long as the Shareholder Approval has not been obtained.

The Series B Preferred has no maturity date and ranks senior to the outstanding shares of Common Stock with respect to the payment of dividends and distributions in liquidation and junior to all existing and future liabilities of the Company, and has a redemption price (the “Redemption Price”) equal to the greater of (i) for the 42 month period after the issuance of the Initial Preferred Shares and the Delayed Draw Preferred Shares, respectively (and as applicable), 140% of the Initial Stated Value, less all returns previously paid in cash in respect of each such share of Series B Preferred, and (ii) the Stated Value of each share of Series B Preferred plus all accrued, but uncompounded, returns thereon and accrued and unpaid Undrawn Fees (the “Accreted Value”). Notwithstanding the foregoing, only the Accreted Value will be payable in connection with a change of control in which Stellex provides (including through roll-over amounts) the majority of the equity capital for such transaction.

Holders of the Series B Preferred are not entitled to vote on matters with the Common Stock.

In connection with the transactions contemplated by the Purchase Agreement, the Board approved a Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”). The Certificate of Designation was filed with the Secretary of State of the State of Delaware and became effective on September 11, 2025.

The Certificate of Designation contains certain events of default and affirmative and negative covenants, including covenants that restrict the Company’s ability to (i) issue any equity security or security convertible into or exercisable for any equity security that does not rank junior to the Series B Preferred with respect to its rights, preferences and privileges or increase the number of authorized shares of Series B Preferred, (ii) purchase or redeem or pay any dividend on any capital stock of the Company ranking junior to the Series B Preferred, (iii) make changes to the nature of the Company’s business, (iv) incur, assume or permit to exist additional indebtedness and guarantees and (v) make payments in respect of certain debt.

The foregoing description of the Certificate of Designation is a summary and is qualified in its entirety by the terms of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Shareholders Agreement

On September 11, 2025, the Company, the Stellex Holder and Stellex entered into a shareholders agreement (the “Shareholders Agreement”). Pursuant to and subject to the terms and conditions of the Shareholders Agreement, the Board is required to appoint two qualified nominees of Stellex to the Board, who shall each be designated by Stellex and qualify as an independent director (each, a “Board Nominee”), and the Board is required to appoint such initial Board Nominees as directors within seven business days of receipt by the Company of all information reasonably requested by the Company from Stellex and such applicable Board Nominee. Pursuant to and subject to the terms and conditions of the Shareholders Agreement, the Company shall nominate each initial Board Nominee, or each successor Board Nominee chosen by Stellex, for re-election at each election of the class of directors in which such Board Nominee is placed. Upon Stellex ceasing to beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (i) more than 50% of the aggregate Warrants and Warrant Shares (as defined below), the number of Board Nominees that Stellex is entitled to shall be reduced by one, and (ii) any of the Series B Preferred, the number of Board Nominees that Stellex is entitled to shall be reduced by one. So long as Stellex is entitled to appoint at least one Board Nominee (i) the Company shall not increase the size of the Board without the consent of Stellex and (ii) Stellex shall have the right to appoint an individual to serve as a non-voting observer at all meetings of the Board, inclusive of certain customary information rights related thereto.

The Shareholders Agreement provides that until September 11, 2026, Stellex will not transfer the Series B Preferred or the Warrants, other than to affiliates and related funds of Stellex. Thereafter, subject to applicable law and certain exceptions (i) the Series B Preferred will additionally be transferrable to third parties, subject to a consent right in favor of the Company, not to be unreasonably withheld, conditioned or delayed, other than to direct operating company competitors, and (ii) the Warrants (and any shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”)) will be freely transferable, other than to direct operating company competitors, activist investors, and investment firms that control a direct operating company competitor.

Pursuant to the Shareholders Agreement, until March 11, 2026, Stellex will not (i) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 10% of the Common Stock of the Company (with Warrants counted on as-if-converted basis) (an “Affiliated Person”) or (ii) purchase any shares of Common Stock (or equity linked securities) of the Company from an Affiliated Person other than through open-market purchases or the acquisition of warrants to purchase shares of Common Stock currently held by APSC Holdco II, L.P.

The foregoing description of the Shareholders Agreement is a summary and is qualified in its entirety by the terms of the Shareholders Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

On September 11, 2025, the Company and the Stellex Holder entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file, on or prior to October 14, 2025, a resale registration statement covering the Warrant Shares. The Registration Rights Agreement provides the Stellex Holder certain customary demand and piggyback rights with respect to its Registrable Securities (as defined in the Registration Rights Agreement), subject to certain terms and conditions set forth therein.

At any time that a shelf registration statement is effective, the Stellex Holder may require the Company to undertake an underwritten offering if the expected gross proceeds exceed, in the aggregate, (i) $10.0 million or (ii) an amount less than $10.0 million if the Stellex Holder requests to sell all of its Registrable Securities in such underwritten offering. The Company is not obligated to effect more than two underwritten offerings during any 12-month period.

The foregoing description of the Registration Rights Agreement is a summary and is qualified in its entirety by the terms of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Voting and Support Agreement

On September 11, 2025, Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP and Corre Horizon II Fund, LP, each an existing shareholder of the Company, along with Corre Partners Management, LLC (“Corre”), which has been delegated investment authority over the assets of such shareholders (Corre, collectively with such shareholders, the “Corre Holders”), entered into a voting and support agreement (the “Support Agreement”), by and among the Company, the Corre Holders and the Stellex Holder, pursuant to which the Corre Holders have agreed, among other things, (i) not to transfer, subject to certain exceptions (including an exemption for any transfer or series of transfers involving an aggregate of less than 100,000 shares of Common Stock), any of their shares of Common Stock, (ii) to vote their shares of Common Stock in favor of the issuance of Warrant Shares and any other proposal necessary for consummation of the transactions contemplated by the Purchase Agreement and the Shareholders Agreement and (iii) to vote their shares of Common Stock against any action, proposal, transaction or agreement (A) that would reasonably be expected to impede, interfere with or delay the consummation of any of the transactions contemplated by the Purchase Agreement, the Shareholders Agreement or the Support Agreement and (B) that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of the Company or certain of its subsidiaries contained in the Purchase Agreement or the Shareholders Agreement or of the Corre Holders contained in the Support Agreement. The Support Agreement will terminate upon the earlier to occur of (a) immediately after the completion of the first meeting of the Company’s shareholders after the date of the Support Agreement (whether special or annual) at which approval for the issuance of Warrant Shares and any other proposal necessary for consummation of the transactions contemplated by the Purchase Agreement or the Shareholder Agreement is submitted to the vote of the Company’s shareholders (provided that, in the event the Company has not called a special meeting within 60 days of the date of the Support Agreement for such purpose, the Corre Holders will have the right to require the Company to promptly call such meeting), (b) the first date on which no Warrant or any commitment under the Purchase Agreement to purchase any Additional Warrants remains outstanding, (c) the date of any material breach of the Purchase Agreement by the Stellex Holder that is not cured within five days thereof following notice by the Company and (d) September 30, 2026. As of September 11, 2025, the Corre Holders, collectively, beneficially owned (as defined in Rule 13d-3 under the Exchange Act) approximately 35% of the outstanding voting power of the Company, without giving effect to the shares of Common Stock issuable upon exercise of the common stock purchase warrants held by the Corre Holders.

The foregoing description of the Support Agreement is a summary and is qualified in its entirety by the terms of the Support Agreement, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment No. 1 to First Lien Term Loan Agreement

On September 11, 2025, the Company, as borrower, along with the guarantors party thereto, the lenders party thereto and HPS Investment Partners, LLC, as agent (the “First Lien Term Loan Agent”), entered into Amendment No. 1 to Credit Agreement (the “First Lien Amendment”), which amended the First Lien Term Loan Credit Agreement, dated as of March 12, 2025 among the Company, as borrower, the lenders party thereto and the First Lien Term Loan Agent (as amended, the “First Lien Term Loan Credit Agreement”), to, among other things, (i) permit the entry of the Company into the Purchase Agreement, the issuance of the Series B Preferred and the Warrants, the use of proceeds of the Initial Equity Issuance as described above and the other transactions contemplated thereby (such transactions collectively, the “Series B Transactions”), (ii) reduce the applicable interest rate margin applicable to the loans under the First Lien Term Loan Credit Agreement by 0.25% per annum, starting on the first day of the fiscal quarter immediately following the date of the Initial Equity Issuance, (iii) increase the maximum permitted First Lien Net Leverage Ratio, tested as of the end of each fiscal quarter, to 6.00 to 1.00 from 5.50 to 1.00 through and including the fiscal quarter ending December 31, 2026, then stepping back down to 5.50 to 1.00 for fiscal quarters ending thereafter, and (iv) amend certain affirmative and negative covenants and mandatory prepayment requirements, in each case, to permit for greater flexibility for the Company and its subsidiaries.

The foregoing description of the First Lien Amendment is a summary and is qualified in its entirety by the terms of the First Lien Amendment, a copy of which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment No. 1 to Second Lien Term Loan Agreement

On September 11, 2025, the Company, as borrower, along with the guarantors party thereto, the lenders party thereto and Cantor Fitzgerald Securities, as agent (the “Second Lien Term Loan Agent”), entered into Amendment No.1 to Second Amended and Restated Second Lien Term Loan Credit Agreement (the “Second Lien Amendment”), which amended the Second Amended and Restated Second Lien Term Loan Credit Agreement, dated as of March 12, 2025, among the Company, as borrower, the lenders from time to time party thereto and the Second Lien Term Loan Agent (as amended, the “Second Lien Term Loan Agreement”), to, among other things (i) permit the consummation of the Series B Transactions, (ii) increase the maximum permitted First Lien Net Leverage Ratio (as defined in the Second Lien Term Loan Agreement), tested as of the end of each fiscal quarter, to 6.50 to 1.00 from 6.00 to 1.00 through and including the fiscal quarter ending December 31, 2026, then stepping back down to 6.00 to 1.00 for fiscal quarters ending thereafter, and (iii) amend certain affirmative and negative covenants and mandatory prepayment requirements, in each case, to permit for greater flexibility for the Company and its subsidiaries. In connection with and as a condition to the effectiveness of the Second Lien Amendment, the Company prepaid an amount of the principal of loans outstanding and accrued and unpaid interest thereon under the Second Lien Term Loan Agreement in an amount of approximately $42.9 million.

The foregoing description of the Second Lien Amendment is a summary and is qualified in its entirety by the terms of the Second Lien Amendment, a copy of which is filed as Exhibit 10.6 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment No. 7 to ABL Credit Agreement

On September 11, 2025, the Company, as borrower agent, along with the other borrowers and the guarantors party thereto, the lenders party thereto and Eclipse Business Capital LLC, as agent (the “ABL Agent”), entered into Amendment No. 7 to Credit Agreement (“ABL Amendment No. 7”), which amends the Credit Agreement, dated as of February 11, 2022, among the Company, as borrower agent, the other borrowers and guarantors party thereto from time to time, the lenders party thereto and the ABL Agent (as amended, the “ABL Credit Agreement”), to, among other things, (i) extend the maturity date from September 30, 2027 to October 2, 2028, (ii) increase the aggregate amount of commitments thereunder from $130.0 million to $150.0 million, (iii) permit the consummation of the Series B Transactions, and (iv) reduce the applicable interest rate margin applicable to the loans under the ABL Credit Agreement by a range of 0.25% to 0.375% per annum, depending on the Company’s EBITDA (as defined in the ABL Credit Agreement) and Average Historical Excess Availability (as defined in the ABL Credit Agreement) for the calendar month most recently ended (with such reduction to begin January 1, 2026). In connection with and as a condition to the effectiveness of ABL Amendment No. 7, the Company prepaid loans outstanding under the ABL Credit Agreement in an aggregate principal amount equal to $25.0 million (without a corresponding commitment reduction).

The foregoing description of ABL Amendment No. 7 is a summary and is qualified in its entirety by the terms of ABL Amendment No. 7, a copy of which is filed as Exhibit 10.7 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 is incorporated herein by reference. The Initial Preferred Shares and the Initial Warrants were issued, and any Delayed Draw Preferred Shares and Additional Warrants, and Warrant Shares, will be issued, to the Stellex Holder in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in transactions not involving any public offering.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 11, 2025, the Company issued a press release announcing the consummation of the transactions contemplated by the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 furnished hereunder shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit number	Description

3.1	Certificate of Designation of Series B Preferred Stock of Team, Inc., as filed with the Secretary of State of the State of Delaware on September 11, 2025.

4.1	Form of Common Stock Purchase Warrant No. 5, dated September 11, 2025, between the Company and InspectionTech Holdings LP.

4.2	Form of Common Stock Purchase Warrant No. 6, dated September 11, 2025, between the Company and InspectionTech Holdings LP.

10.1*	Securities Purchase Agreement, dated as of September 11, 2025, by and between the Company and the purchasers named in Schedule I thereto.

10.2	Shareholders Agreement, dated as of September 11, 2025, by and among the Company, Stellex Capital Management LLC and InspectionTech Holdings LP.

10.3	Registration Rights Agreement, dated as of September 11, 2025, among the Company and InspectionTech Holdings LP.

10.4	Voting and Support Agreement, dated as of September 11, 2025, by and among the Company, Corre Partners Management, LLC, Corre Opportunities Qualified Master Fund, LP, Corre Horizon Fund, LP, Corre Horizon II Fund, LP and InspectionTech Holdings LP.

10.5*	Amendment No. 1 to Credit Agreement, dated as of September 11, 2025, among Team, Inc., as Borrower, the lenders from time to time party thereto, the guarantors party thereto and HPS Investment Partners, LLC, as Agent.

10.6*	Amendment No. 1 to Second Amended and Restated Second Lien Term Loan Credit Agreement, dated as of September 11, 2025, among Team, Inc., as Borrower, the lenders from time to time party thereto, the guarantors party thereto and Cantor Fitzgerald Securities, as Agent.

10.7*	Amendment No. 7 to Credit Agreement, dated as of September 11, 2025, among Team, Inc., as Borrower, the lenders from time to time party thereto, the guarantors party thereto and Eclipse Business Capital LLC. as Agent.

99.1	Team, Inc.’s Press Release issued September 11, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ James C. Webster
James C. Webster
Executive Vice President, Chief Legal Officer and Secretary

Dated: September 12, 2025